Exhibit 99.2

INPUT/OUTPUT, INC. OCTOBER 28, 2004 CONFERENCE CALL
PREPARED REMARKS OF ROBERT P. PEEBLER,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
AND
J. MICHAEL KIRKSEY,
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Moderator:

Good morning and welcome to Input/Output’s third quarter conference call.  We appreciate you joining us today.

Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer.

Before I turn the call over to management, I have a few items to go over.

If you would like to be on an email distribution or fax list to receive future news releases or experienced a technical problem and didn’t receive yours yesterday, please call DRG&E and relay that information.  That number is 713-529-6600.

If you would like to listen to a replay of today’s call, it is available via web cast by going to the investor relations section of the Company’s website at www.i-o.com, or via a recorded instant replay until November 4, 2004. To use the replay feature, call area code 303-590-3000 and use the pass code 11011606.

Information reported on this call speaks only as of today, October 28, 2004, and therefore, you are advised that time-sensitive information may no longer be accurate as of the time of any replay.

Management is going to discuss today certain topics that will contain forward-looking information that are based on management’s beliefs, as well as assumptions made by and information currently available to management.

Forward-looking information includes statements regarding expected revenues, gross margin, EBITDA and earnings per share for the fourth quarter and full year 2004.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Furthermore, as we start this call, please refer to the statement regarding “forward looking statements” incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by this statement.

Risks that the Company faces are discussed in greater detail in the company’s filings with the Securities and Exchange Commission including the company’s report on Form 10-K for the year ended December 31, 2003. Please also note that you can find reconciliation to reported numbers for non-GAAP measures that we will discuss on this call in our press release.

I’d like to turn the call over now to Bob Peebler.

Bob Peebler:

Good morning and thank you for joining us.

The Agenda this morning will include:

Review of the major third quarter events and progress against our goals

A review of the third quarter financial results

A look at the remainder of 2004

followed by –

A Question & Answer Period

Highlights of Q3

The expression, when it rains it pours, is a good way to describe our third quarter.  We had an unfortunate confluence of events that pushed our results significantly below our original guidance. Our gross product margin of 24% was negatively impacted by a lower margin product mix, unexpected  costs associated with launching new systems, and customers delaying purchase commitments. In addition we recognized the write down of the Yukos subsidiary, Large Geophysical, receivable.  Before Mike goes into the specific financial details of the quarter,   I would like to step back and give you the bigger picture of my views of I/O’s business, including what we are doing to improve our performance going forward.  Even though we are all disappointed to not hit our numbers in this quarter, there are several positive facts that are important to highlight. These include:

•                  Strong top-line growth that resulted in revenues of $80.9 million in line, with our guidance of $75 to 85 million.

•                  Year over year growth of 167%, and almost 100% when acquisitions of GXT and Concept Systems are excluded.

•                  Operating costs as percent of revenue at 24%, excluding unusual items, compared to 38% for Q3, 2003.

•                  Final shipment of VectorSeis Ocean to our launch partner, RXT and we are now in the early shake-down phase on an initial shoot.

•                  Significant VectorSeis expansion pool sold to the Chinese contractor BGP for a very large VectorSeis shoot in China.  The opportunity was driven by working directly with the Chinese Oil Company, Synopec, which also included GXT processing.  This is an excellent example of our businesses coming together to solve an oil company problem that drives business for everyone and another validation of our strategy.

•                  Strong growth in GXT data library pipeline that is being driven by multiple projects around the world.

•                  Good progress towards R&D integration between I/O Imaging Systems, Concept, and GXT that is targeting both image quality and productivity gains via a systems approach.

•                  On track with our growth targets for VectorSeis systems approaching $40 million for the year compared to approximately $20 million in 2003.

•                  EBITDA of $9.5 million, excluding the Russia write-down, compared to a negative EBITDA of (1.9 million) in Q3-2003.

Mike Kirksey will go into more details of the quarter, but I would like to make the point that excluding the expenses related to our system introductions, we mainly suffered from a poor product and service mix.  We had the expected top-line revenue, but fell far short of what we expected in gross margin, mainly due to lower data library sales at GXT and lower margin product sales in our Land Division.  We feel this was an anomaly versus a trend and look forward to significantly improved gross margin in Q4.  That being said, we can do better in managing our business and would like to provide you with three key areas that we are redoubling our efforts:

•                  The first is sales management that can give us better visibility into the status of our pipeline of opportunities including probability and timing of closing.  Over the last few months we have combined two privately held companies, Concept Systems and GXT, with I/O.  The fact that we are in a growth mode, coupled with the needed quarterly discipline of a public company has strained our sales management systems. I am confident that we can make significant improvements over the medium term, but  I would caution that  even with better sales management systems, we are always going to be challenged on a quarter by quarter basis since the mix of our sales include very large deals that can swing earnings by several cents – one way or the other.

•                  The second is product engineering/manufacturing with a goal to significantly improve quality and lower costs.  Although we are delighted to be in the position of bringing two new major systems into the market this year, we are having too many unplanned start-up and cost issues that could have been prevented with better quality assurance programs from the beginning.  We are already learning from our experiences and are adjusting to do better in the future.  In the meantime, we are aggressively tackling any short term product related issues to help assure that we satisfy both the oil companies and our launch partner contractors.  We will spare no effort to make sure our new products are successful in the market.

•                  The third is a renewed focus on ways to get additional manufacturing costs out of our existing products and to strengthen our pricing when possible.  We have multiple programs to improve margins, and even though we fell short of our Q3 targets, we have made substantial progress over last year where our gross margin was 16% compared to 24% for the third quarter of this year.  We look forward to progress that carries on into 2005.

Now to our view on the overall market.  It’s our expectation that 2005 will see a substantial increase in oil company exploration spending.  Most of the larger companies are currently in the planning phase for next year and the feedback we are getting is they are bullish, mainly due to their growing belief about the sustainability of higher commodity prices. Many are also prospect short and that should drive increases in exploration and development spending for seismic services. We expect to see some normal year-end spending, but I don’t believe that the higher commodity prices are translating into significantly higher exploration spending for the balance of this year.  The large oil companies seem to be sticking to their original exploration plans to emphasize financial discipline, with the increases coming through their new 2005 plans.  We have also seen some portfolio shuffling due to the higher prices that has actually delayed some short term spending until they sort out what assets they plan to sell.  We still have the view that the international markets, including new ones like Libya are going to be our main growth engines with limited expansion in North America.  I’m frankly bullish on next year’s overall industry activity and believe that the service sector should benefit from increasing business and firming up of prices.  This obviously helps us if our customer contractors return to stronger profitability.

In summary, I view our third quarter as mainly hitting a speed bump, rather than any systemic or market problems.  I’m very confident of our strategy and our key programs to deliver results. We expect to do better in Q4 and look forward to a strong 2005. Most importantly, with the acquisitions of Concept Systems and GXT, I/O is now a leader in new seismic Imaging technologies and has built the strategic foundation for a technology based seismic solutions company.  The technologies that we have launched along with the game changing technologies we have in our R&D plans can change the face of our industry in the years ahead.  Full Wave Digital systems, advanced marine positioning technology, leading edge processing tools, and advanced data integration capabilities all form the backbone of the future of I/O.  I couldn’t be more confident in our future.

I will now turn it over to Mike.

Thank you, Bob.

Results of Operations

As indicated in our press release, second quarter sales were $80.9 million.  GX Technology accounted for $17.5 million of which $4 million were library sales.

Before I go into division by division details let me summarize the impact on our margins of the Q3 issues Bob referred to.  The unexpected start-up costs for new products impacted gross margins by 2.5 points.  This is unfortunate but when we launch new technologies we are going to over deliver service to make sure our launch partners are well taken care of. Lower revenues from both high margin data library sales and system sales reduced our gross margin about 4 points compared to our expectations.  Some of these will materialize in Q4. An unfavorable Product mix reduced the gross margin approximately 1.5 points.  All of these items had an overall EPS impact of approximately 11 cents. If these items had not impacted Q3, our results would have been within our original guidance provided in July.

Now to the division details, in our land group, sales were $38.4 million compared to $36.6 million in Q2 and $20.7 million last year.  Gross margins were 22% in the land group compared to 28% in Q2.  As stated earlier, a combination of product mix and unexpected start-up costs reduced gross profit from expected levels.  The Sensor geophone division continues to be a strong performer in our land group, on pace for a record year with $16.4 million in sales in Q3.

The marine division continued its good year with sales of $19.1 million in Q3 compared to $13.1 million in Q2 and $7.6million a year ago.  Positioning products and VectorSeis Ocean both continue to add handsomely to the marine revenues.  The final VectorSeis Ocean shipment for 2004 was made in Q3 bringing total shipments of VSO this year to approximately $17 million.  Gross margins in Marine were 29% for Q3 compared to 38 % in Q2.  Like land, unexpected start-up expenses dropped margins from expected levels.

GXT gross margins were 11%.  We expected more library sales which carry attractive margins but these did not materialize in Q3. We expect Q4 library sales to be somewhat larger.  Also, GXT’s processing business was somewhat slow in Q3, matching their historical business pattern.  This is expected to pick up in Q4 and on into 2005 as the Gulf of Mexico heats up with pending lease sales and expansion into international markets.

Operating expenses were 28% of sales (24% of sales, excluding the building gain and the Russia reserve) down from 38% of sales in Q3 of last year.  We continue to leverage our existing infrastructure which was built for higher sales levels we are now starting to achieve.

Events in Russia concerning the Yukos subsidiary, Large geophysical, which owed us $11 million, came to a head recently when we were informed by Yukos that this subsidiary would likely not continue to operate.  All related vendors started taking action under their individual contracts.  Our receivables were secured by the equipment.  A majority of the equipment has been recovered but the whereabouts of some is still unknown and some is damaged.  While we will continue to pursue all our avenues of recovery, the Company believes the reserve of $5.2 million is appropriate at this time and should cover any exposure related to the receivables.  This amount is reflected in G&A expenses.

The low taxes for Q3 continue to reflect the use of our U.S. net operating loss carried forward. The lower rate is likely to continue into 2005 as U.S. profitability continues to improve.

Balance Sheet

Our balance sheet finished the third quarter with approximately $32 million in cash. Capex in Q3 was $2 million.

I will now turn it back to Bob for some closing comments.

Preliminary outlook at 2004

Looking at the rest of 2004, we expect continued acceptance of our new products and major systems which is reflected in our pipeline going into Q4. Customer interest in System Four and in VectorSeis-based systems generally, continues to grow, for example, with significant customer interest at the latest society of exploration geophysicist (SEG) convention in October. The ramp-up of System Four Analog sales was slower than expected due to start-up issues during Q3, but we believe most of those are behind us and we are now renewing our sales efforts in Q4.  We now have the advantage of a much more competitive offering in the analog land system market and look forward to improving our market share over the next several quarters.  An additional advantage of System Four Analog is it’s hybrid capability that allows  the recording of both Analog and/or VectorSeis digital full-wave, depending on the desires of the oil company customer. Because of this hybrid capability,  every System Four Analog sale creates a future opportunity to sell VectorSeis Full Wave digital into the market.  We recently sold a 6,000 channel System Four Analog to BGP to be used initially in the Chinese domestic market.  This is a good start on our goal to gain marketshare in our international markets.

Our Sensor group in Holland is enjoying a record year that is carrying on into Q4.  We believe that the sensor business is a good indicator of over-all seismic land business since they have a large marketshare and sell geophones that are used with both I/O and competitor land systems. Their pipeline continues to look good for this quarter and into 2005.

The Integrated Seismic Services and processing offerings of GXT, including the Axis service line, are positioned to have excellent results,  going forward. Several multi-client projects are ongoing that will come into the market in Q4 and beyond.  The market is rapidly shifting from spec data purchases to specific reprocessing requirements and custom shoots, both proprietary and multi-client sponsored.  The increasing need for custom-designed surveys and high-end imaging should benefit I/O moving forward, as these non-commodity imaging solutions are the focus of GXT.

In addition to this ISS business, GXT excels in ultra-deep depth imaging, which is critical in assessing regional petroleum systems.  As we have stated before, in the Gulf of Mexico specifically, approximately 3000 blocks will likely change hands over the next 3 years. This turnover will drive demand for ultra-deep data licenses along with tailored seismic acquisition and processing, again a major future driver for business related to the Gulf of Mexico that we expect will start becoming a major business driver for GXT.

Looking ahead, based on our current pipeline of business, we expect 2004 revenues to be in the $260 to $270 million range. We expect consolidated gross margins to be approximately 30%. Based on the expected level of revenues and gross margin, EBITDA should be $30 to $35 million. Excluding the impact of the Russian write-off, earnings per share should range from 14 to 20 cents.

The third quarter is traditionally a weaker quarter with the fourth quarter and first quarter being the strongest.  Because of the large individual sales in our pipeline, we have widened the traditional range in order to better demonstrate the impact of timing and product mix within our overall expectations.  As a result, we expect fourth quarter revenue to be in the $80 to $90 million range and earnings per share to range between 8 cents to 14 cents.

Conclusion

In summary, Q3 was a difficult one for us. We learned some lessons. We have dealt with the old Russian receivable problem from a financial reporting perspective but will continue to pursue recovery.  We remain confident that we have laid the strategic foundation for a profitable future. We will now open for questions: